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Exhibits 8.1

May 9, 2022

CHW Acquisition Corporation

Manhattanville Road, Suite 403

Purchase, NY 10577

Ladies and Gentlemen:

We have acted as counsel to CHW Acquisition Corporation (“CHW”), a Cayman Islands exempted company, in connection with a proposed business combination (the “Business Combination”) pursuant to the Business Combination Agreement by and among CHW, Wag Labs, Inc., (“Wag”), a Delaware corporation, and CHW Merger Sub Inc. (“Merger Sub”), a Delaware corporation dated as of February 3, 2022 (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, and as part the Business Combination, CHW will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of Delaware (the “Domestication”).

This opinion is being delivered in connection with the Registration Statement (File No. 333-263418) of CHW on Form S-4, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Business Combination Agreement; (iii) the representation letter of CHW delivered to us for purposes of this opinion (the “Representation Letter”); and (iv) such other documents and corporate records as we have deemed necessary or appropriate. In addition, we have assumed with CHW’s consent that (i) the Domestication will be consummated as described in the Registration Statement, the Business Combination Agreement, and the Representation Letter; (ii) the representations and statements set forth in the Registration Statement, the Business Combination Agreement, and the Representation Letter are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement set forth in the Registration Statement, the Business Combination Agreement, or the Representation Letter made “to the knowledge of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (v) no action has been, or will be, taken that is inconsistent with any representation or statement made in any of the Registration Statement, the Business

May 9, 2022

Combination Agreement, or the Representation Letter. If any of the above-described assumptions are untrue for any reason or if the Domestication is consummated in a manner that is different from the manner in which it is described in the Business Combination Agreement or the Registration Statement, our opinion as expressed below might be adversely affected and may not be relied upon.

Other than obtaining the representations and statements set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, the Domestication should qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

This opinion expresses our views only as to the specific U.S. federal income tax consequences of the Domestication set forth above, and no opinion is expressed as to any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes. Our opinion is based on U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise CHW of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

May 9, 2022

Very truly yours,

/s/ McDermott Will & Emery LLP

McDermott Will & Emery LLP